Exhibit 16.1

September 1, 2021

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 1, 2021 of Motorsport Games Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina